MUTUAL SEPARATION AGREEMENT AND RELEASE

This Mutual Separation Agreement and Release (this “Agreement”), dated April 22, 2022 (the “Agreement Date”) is entered into by and between Quest Resource Holding Corporation (the “Company”) and Laurie L. Latham (“Employee,” and, together with the Company, the “Parties”).

1.                  The Parties acknowledge and agree that Employee’s last day of employment with the Company shall be August 31, 2022 (“Separation Date”). Capitalized terms used without definition in this Agreement shall have the meanings set forth in the Severance and Change in Control Agreement dated November 7, 2014 (the “Severance Agreement”) between the Parties. Regardless of whether Employee signs this Agreement:

(a)               From the Agreement Date until the Separation Date, Employee shall continue to provide regular services as directed by the Board and the Chief Executive Officer and which services shall include cooperation with the transition of the CFO duties. From the Agreement Date until the Separation Date, the Company may, in its sole discretion, remove any or all duties from Employee. After the Separation Date, Employee will not hold any position with or on behalf of the Company; provided, that in the event the Company determines that Employee’s services are needed following the Separation Date, the Parties may negotiate a mutually agreeable consulting agreement for such services. The Separation Date shall be the termination date of her employment with the Company for all purposes, including for participation in and coverage under all benefit plans and programs sponsored by or through the Company, except: (i) your existing coverage under any Company-sponsored medical or dental plans shall continue until the last day of the month in which your Separation Date occurs; and (ii) following the Separation Date, you may elect to continue your medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). You will receive additional information concerning your eligibility for COBRA continuation coverage in the mail from the Company’s COBRA Administrator.

(b)               Employee shall receive her final paycheck, less applicable payroll deductions and all required withholdings on the first payroll period following the Separation Date, which shall include: (i) any unpaid base salary accrued through the Separation Date and (ii) reimbursement for any unreimbursed business expenses properly incurred through the Separation Date in accordance with and subject to the Company’s expense reimbursement policies.

2.                  In consideration of Employee executing this Agreement within the twenty-one day period immediately following receipt of this Agreement (and not revoking acceptance prior to the Release Effective Date, defined below) and Employee’s compliance with this Agreement the Company agrees:

(a)               to provide Employee with the severance benefits as provided in Paragraph 2 of the Severance Agreement, except that the pro-rata bonus described in 2(b) of the Severance Agreement shall be prorated off Employee’s target bonus and shall be paid on the first payroll period after March 15, 2023. For the avoidance of doubt, (i) the base salary continuation described in Paragraph 2(a) of the Severance Agreement shall begin to be paid on the later of (x) the first payroll period after the Release Effective Date or (y) the first payroll period after the Separation Date, in accordance with the Company’s regular payroll schedule, and (ii) the Company’s obligation to provide the COBRA reimbursements described in Paragraph 2(c) of the Severance Agreement will end should Employee become eligible to secure similar insurance by and through employment with a subsequent employer within the time period prescribed in Paragraph 2(c) of the Severance Agreement; and

(b)               to accelerate the vesting of all unvested stock options issued to Employee in 2020 and 2021 as of the Separation Date; provided that such stock options shall be exercisable by Employee for a period of one hundred fifty (150) days from the later of (i) the Separation Date or (ii) in the event that the Company and Employee enter into a mutually agreeable consulting agreement during the 150-day period following the Separation Date, the termination or expiration date of such consulting agreement.

3.                  Employee agrees and acknowledges that the payments described in Section 1(b) are the final compensation to which she is entitled and she is not owed any other money or compensation for work performed. Employee agrees that the amounts described in Section 2 are the full consideration for this Agreement and exceeds the severance benefits described in Paragraph 2 of the Severance Agreement and exceeds any benefits, compensation, or other financial consideration to which Employee would be entitled absent her signing of this Agreement.

4.                  Employee shall have up to twenty-one (21) days from the date of her receipt of this Agreement to consider the terms and conditions of this Agreement. Employee may accept this Agreement at any time within the twenty-one (21) day period by executing it and returning it to Ray Hatch, by email .pdf no later than 5:00 p.m. on the twenty-first (21st) day after Employee’s receipt of this Agreement. Thereafter, Employee will have seven (7) days to revoke this Agreement by stating her desire to do so in writing to Ray Hatch no later than 5:00 p.m. on the seventh (7th) day following the date Employee signs this Agreement. The effective date of this Agreement shall be the eighth (8th) day following Employee’s signing of this Agreement (the “Release Effective Date”), provided the Employee does not revoke the Agreement during the revocation period. In the event Employee does not accept this Agreement as set forth above, or in the event Employee revokes this Agreement during the revocation period, this Agreement, including but not limited to the obligation of the Company and its subsidiaries and affiliates to provide the payments referred to in Section 2 above, shall automatically be deemed null and void.

5.                  (a) In consideration of the payments and benefits referred to in Section 2 above, Employee for herself and for her heirs, executors, and assigns (hereinafter collectively referred to as the “Releasors”), forever releases and discharges the Company and any and all of its parent corporations, subsidiaries, divisions, affiliated entities, predecessors, successors and assigns, and any and all of its and their employee benefit and/or pension plans and funds, and any and all of its and their past or present officers, directors, stockholders, partners, managers, members, agents, trustees, administrators, employees and assigns (whether acting as agents for such entities or in their individual capacities) (hereinafter collectively referred to as the “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever (based upon any legal or equitable theory, whether contractual, common-law, statutory, decisional, federal, state, local or otherwise), whether known or unknown, which Releasors ever had, now have or may have against the Releasees or any of them by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of the world to the Separation Date.

(b)               Without limiting the generality of the foregoing subsection (a), this Agreement is intended to and shall release the Releasees from any and all claims arising out of Employee’s employment with Releasees and/or the termination of Employee’s employment, including but not limited to: (i) any claims of discrimination or harassment in employment on the basis of age, religion, gender, sexual orientation, race, national origin, disability or any other legally protected characteristic, and of retaliation, under, without limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Equal Pay Act, and all other federal, state and local equal employment opportunity and fair employment practice laws (all as amended); (ii) any claims under the Employee Retirement Income Security Act of 1974 (except as set forth below), the Family and Medical Leave Act and state and local laws of similar effect, the National Labor Relations Act, Workers Adjustment and Retraining Notification Act, and other state and local laws of similar effect (all as amended); and (iii) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of Employee’s employment or related to the Severance Agreement, the terms and conditions of such employment, and/or the termination or separation of such employment, and/or any of the events and decisions relating directly or indirectly to or surrounding the termination of that employment, including but not limited to claims for breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, whistleblowing, harassment, retaliation, mental distress, emotional distress, physical injury, humiliation or compensatory or punitive damages.

(c)               Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent Employee from filing a charge with or participating in an investigation conducted by any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (“EEOC”) or applicable state or city fair employment practices agency or the Securities and Exchange Commission (“SEC”), to the extent required or permitted by law. Nevertheless, Employee understands and agrees that she is waiving any relief available (including, for example, monetary damages or reinstatement), under any of the claims and/or causes of action waived in Sections 5(a) and (b), including but not limited to financial benefit or monetary recovery from any lawsuit filed or settlement reached by the EEOC with respect to any claims released and waived in this Agreement.

6.                  (a) Employee agrees that she is not aware of any unlawful conduct related to her employment and has not and will not engage in any conduct that is injurious to the Company’s or any of the Releasees’ reputation or interest, including but not limited to disparaging (or inducing or encouraging others to disparage) the Company or the Releasees. The Company agrees that it will not disparage (or induce or encourage others to disparage) Employee. For purposes of preceding sentence only, the Company shall mean executive officers or directors of the Company.

(b)               Employee acknowledges that, on or before the Separation, she will promptly return to the Company any and all originals and copies of documents, materials, records, credit cards, keys, building passes, computers, cell phones, PDA’s and other electronic devices or other items in her possession or control belonging to the Company or its Affiliated Entities or containing proprietary information relating to the Company or its Affiliated Entities. Employee shall be permitted to retain all documents pertaining to her compensation and benefits. Employee acknowledges that she may not disclose or discuss any Confidential Information.

(c)               Employee further agrees and acknowledges that the restrictions and covenants contained in Paragraph 4 of the Severance Agreement and any other agreements related to Confidential Information or trade secrets, shall continue on their terms.

7.                  The making of this Agreement is not intended, and shall not be construed, as an admission that the Releasees have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract, or committed any wrong whatsoever against Employee. The parties agree that this Agreement may not be used as evidence in a subsequent proceeding except in a proceeding to enforce the terms of this Agreement.

8.                  Employee acknowledges that: (a) she has carefully read this Agreement in its entirety; (b) she has been given an opportunity to fully consider its terms for at least twenty-one (21) days; (c) she has been advised by the Company in writing to consult with an attorney of her choosing in connection with this Agreement; (d) she fully understands the significance of all of the terms and conditions of this Agreement and she has discussed it with her independent legal counsel, or has had a reasonable opportunity to do so; (e) she has had answered to her satisfaction any questions she has asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) she is signing this Agreement voluntarily and of her own free will and assents to all the terms and conditions contained herein.

9.                  This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

10.              If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement; provided, however, that, upon any finding by a court of competent jurisdiction that any of the release or covenants provided for by Section 5 and 6 above is illegal, void, or unenforceable, Employee agrees to execute a release, waiver and/or covenant with substantially similar provisions that is legal and enforceable. Any breach of Sections 5 or 6 above by Employee or any post-employment covenants contained in the Severance Agreement shall constitute a material breach of this Agreement as to which the Company may seek appropriate relief and shall entitle Company to cease continuing payments or reimbursement under Section 2. Company shall notify Employee of a breach and, if such breach is capable of cure in the Company’s discretion, provide Employee with an opportunity to cure of not less than 10 days prior to seeking any relief.

11.              This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without regard to the conflict of laws provisions thereof. Actions to enforce the terms of this Agreement, or that relate to Employee’s employment with the Company shall be submitted to the exclusive jurisdiction of any state or federal court sitting in Denton County, Texas.

12.              This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or .pdf signatures shall have the same force and effect as original signatures.

13.              This Agreement constitutes the complete understanding between the parties with respect to the termination of Employee’s employment at the Company and supersedes any and all agreements, understandings, and discussions, whether written or oral, between the parties, except for the post-employment covenants and obligations contained in the Severance Agreement, which remain in full effect. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 22nd day of April, 2022.

LAURIE L. LATHAM	QUEST RESOURCE HOLDING CORPORATION

/s/ Laurie L. Latham	/s/ Ray Hatch
Signature of Employee	Signature of Authorized Representative

April 22, 2022	April 22, 2022
Date	Date